EXHIBIT 99.1

July 15, 2009 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

               Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended June 30, 2009, of $1,396,000, a decrease of 19.4 percent from the $1,731,000 earned for the second quarter of 2008. Earnings per share for the second quarter of 2009 were $.35, down 18.6 percent from the prior year second quarter. For the six months ended June 30, 2009, net income totaled $3,447,000, a 6.7 percent decrease from net income of $3,696,000 for the six months ended June 30, 2008. Earnings per share were $.86 for the first six months of 2009 versus $.91 for the first six months of 2008, a decrease of 5.5 percent. Return on average assets and return on average equity both decreased to .85 percent and 10.86 percent, respectively, for the first half of 2009, as compared to .94 percent and 12.18 percent, respectively, for the same period in the prior year.

     The Company's earnings declined primarily due to the increase in FDIC insurance premiums that are being assessed on all FDIC insured financial institutions. For the six months ended June 30, 2009, our premiums increased $947,000 over the same period last year. Included in this increase was an additional special assessment of $373,000 charged by the FDIC. As a result, FDIC premiums for the second quarter of 2009 were up $679,000 from the second quarter of 2008. The higher insurance premiums had a dramatic impact on the financial results of the Company. On a year-to-date basis, the increase in premiums reduced earnings per share by $.16, return on assets by 15 basis points (1 basis point equals .01%) and return on equity by 197 basis points. Management expects the heightened assessment levels to continue, and the FDIC has indicated that future special assessments may be required.

     Net interest income, the Company's largest revenue source, increased $353,000 for the six months ended June 30, 2009 compared to the same period last year. The second quarter 2009 net interest income was down $252,000, or 3.3 percent, from the second quarter of 2008. The increase in net interest income for the six-month period was attributable to growth in the Company's average earning assets, which for the first half of 2009 had increased $31,983,000, or
4.3 percent, from the first half of 2008. However, the net interest margin contracted in the second quarter due to higher relative balances being invested in overnight or short-term instruments, which also return lower yields. With deposit growth outpacing loan growth, the balances were deployed in liquid assets to fund either future loan growth or the acquisition of longer-term securities if interest rates rise. Since December 31, 2008, total deposits have increased $67,403,000. The increase was primarily related to management's focus on growing core deposits and the influx of deposits to various public fund accounts. The net interest margin for the second quarter of 2009 was 3.78 percent, compared to 4.13 percent for the second quarter of 2008. The net interest margin for the six months ended June 30, 2009 was 4.09 percent, compared to 4.17 percent for the same period the prior year.

     Supplementing the growth in revenue from net interest income was the increase in noninterest income. Noninterest income totaled $3,927,000 for the six months ended June 30, 2009, as compared to $3,171,000 for the same period last year, an increase of 23.8 percent. For the three months ended June 30, 2008, noninterest income totaled $1,864,000, an increase of 17.5 percent from 2008's second quarter. Contributing to the double-digit growth in noninterest income was the gain on sale of loans. With the historic low mortgage rates, the Company elected to emphasize secondary market loans to reduce the exposure to rising interest rates. Even though the mortgage is sold, the Company retains the loan servicing and the customer relationship. The increase in volume generated a $528,000 increase in secondary market loan income for the six months ended June 30, 2009, compared to the same period last year. Also contributing to the increase in noninterest income was the processing fee income earned from facilitating the clearing of tax refunds for a tax software provider. With continued growth in transaction volume, the associated fee income increased $251,000, or over 93 percent, from the first half of 2008.

     On a year-to-date basis, noninterest expense totaled $13,559,000 in 2009, an increase of $1,992,000, or 17.2 percent, when compared to the previous year. On a quarter-to-date basis, noninterest expense increased $1,146,000, or 19.7 percent, from the second quarter in 2008. Included in the increase in noninterest expense was the higher FDIC insurance expense that was previously discussed. The higher premiums contributed over 47 percent of the year-to-date increase and nearly 60 percent of the quarter-to-date increase in noninterest expense. Salaries and employee benefits, the Company's largest noninterest expense, increased $585,000, or 8.6 percent, for the first six months of 2009, as compared to the same period in 2008. Contributing to the increase were annual cost of living adjustments and an increase in the number of employees. Comparing the first half of 2009 to the first half of 2008, all remaining noninterest expenses were up $460,000, led by communication and equipment expense.

     For the six months ended June 30, 2009, management provided $1,144,000 to the allowance for loan losses, which represented a decrease of $473,000 from the same period last year. For the three months ended June 30, 2009, management provided $296,000 to the allowance for loan losses, a decrease of $620,000 from the same period the prior year. The decrease in provision expense was related to a decline in net charge-offs, largely due to a $648,000 recovery of a loan previously charged off. The annualized ratio of net charge-offs to average loans for the six months ended June 30, 2009 was .23 percent, compared to .56 percent for the same period last year. The ratio of nonperforming loans to total loans was .97 percent at June 30, 2009 compared to .84 percent at December 31, 2008 and .75 percent at June 30, 2008. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2009 was adequate and reflects probable incurred losses in the portfolio. The allowance for loan losses was 1.30 percent of total loans at June 30, 2009, compared to 1.24 percent at December 31, 2008 and 1.05 percent at June 30, 2008.

     "I am very pleased to share with our stakeholders that the employees of Ohio Valley Banc Corp. earned nearly $1.4 million in the three months ending June 30, 2009 and more than $3.4 million for the first six months of 2009," stated Jeffrey E. Smith, President and CEO. "While this performance is significantly lower than the respective periods a year ago, these results include $679 thousand in additional FDIC insurance premiums for the quarter ended June 30, 2009, bringing the total increase in FDIC premiums to $947,000 for the first six months of 2009, an amount which also includes $373,000 for the special assessment charged by the FDIC. If the impact of higher premiums was excluded, the financial results would have exceeded the previous year's performance. In spite of the additional charges for FDIC premiums and a challenging economy, Ohio Valley Banc Corp., for the first six months of 2009, achieved a .85 percent return on average assets, a 10.86 percent return on average equity, and a period ending nonperforming loans to total loans ratio of ..97 percent."

     Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and

Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                            Three months ended                    Six months ended
                                                                 June 30,                             June 30,
                                                           2009             2008               2009              2008
                                                       ------------     ------------       ------------     --------------
    PER SHARE DATA
      Earnings per share                                     $0.35            $0.43              $0.86              $0.91
      Dividends per share                                    $0.20            $0.19              $0.40              $0.38
      Book value per share                                  $16.41           $15.32             $16.41             $15.32
      Dividend payout ratio (a)                             57.09%           44.48%             46.22%             41.77%
      Weighted average shares outstanding                3,983,009        4,032,883          3,983,009          4,046,734

    PERFORMANCE RATIOS
      Return on average equity                               8.66%           11.28%             10.86%             12.18%
      Return on average assets                               0.68%            0.88%              0.85%              0.94%
      Net interest margin (b)                                3.78%            4.13%              4.09%              4.17%
      Efficiency ratio (c)                                  64.70%           62.88%             61.03%             62.13%
      Average earning assets (in 000's)                   $785,458         $746,843           $777,359           $745,376

    (a) Total dividends paid as a percentage of net income.
    (b) Fully tax-equivalent net interest income as a percentage of average earning assets.
    (c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                           Three months ended                    Six months ended
    (in $000's)                                                 June 30,                             June 30,
                                                          2009              2008              2009              2008
                                                     --------------     ------------     -------------    ---------------
    Interest income:
         Interest and fees on loans                  $      10,787    $      11,743      $      22,446    $        24,385
         Interest and dividends on securities                  923            1,110              1,875              2,202
                                                     --------------     ------------     --------------   ----------------
              Total interest income                         11,710           12,853             24,321             26,587
    Interest expense:
         Deposits                                            3,562            4,270              7,011              9,156
         Borrowings                                            845            1,028              1,727              2,201
                                                     --------------   --------------     --------------   ----------------
              Total interest expense                         4,407            5,298              8,738             11,357
                                                     --------------   --------------     --------------   ----------------
    Net interest income                                      7,303            7,555             15,583             15,230
    Provision for loan losses                                  296              916              1,144              1,617
    Noninterest income:
         Service charges on deposit accounts                   707              780              1,332              1,490
         Trust fees                                             55               64                110                125
         Income from bank owned insurance                      203              201                403                376
         Gain on sale of loans                                 360               45                618                 90
         Gain (loss) on sale of other real estate owned         27                3                 27                (38)
         Other                                                 512              494              1,437              1,128
                                                     --------------   --------------     --------------   ----------------
              Total noninterest income                       1,864            1,587              3,927              3,171
    Noninterest expense:
         Salaries and employee benefits                      3,704            3,390              7,404              6,819
         Occupancy                                             399              382                802                768
         Furniture and equipment                               281              257                566                492
         Data processing                                       232              266                459                531
         FDIC insurance                                        696               17                981                 34
         Other                                               1,649            1,503              3,347              2,923
                                                     --------------   --------------     --------------   ----------------
              Total noninterest expense                      6,961            5,815             13,559             11,567
                                                     --------------   --------------     --------------   ----------------
    Income before income taxes                               1,910            2,411              4,807              5,217
    Income taxes                                               514              680              1,360              1,521
                                                     --------------   --------------     --------------   ----------------
    NET INCOME                                       $       1,396    $       1,731      $       3,447    $         3,696
                                                     ==============   ==============     ==============   ================

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

    (in $000's, except share data)                                                           June 30,       December 31,
                                                                                              2009             2008
                                                                                         --------------   ----------------
    ASSETS
    Cash and noninterest-bearing deposits with banks                                     $       7,933    $        16,650
    Federal funds sold                                                                             ---              1,031
                                                                                         --------------   ----------------
         Total cash and cash equivalents                                                         7,933             17,681
    Interest-bearing deposits in other financial institutions                                   37,606                611
    Securities available-for-sale                                                               89,783             75,340
    Securities held-to-maturity
      (estimated fair value:  2009 - $15,809, 2008 - $17,241)                                   15,553             16,986
    Federal Home Loan Bank stock                                                                 6,281              6,281
    Total loans                                                                                633,211            630,391
      Less:  Allowance for loan losses                                                          (8,217)            (7,799)
                                                                                         --------------   ----------------
         Net loans                                                                             624,994            622,592
    Premises and equipment, net                                                                 10,605             10,232
    Accrued income receivable                                                                    2,757              3,172
    Goodwill                                                                                     1,267              1,267
    Bank owned life insurance                                                                   18,468             18,153
    Other assets                                                                                 9,720              8,793
                                                                                         --------------   ----------------
              Total assets                                                               $     824,967    $       781,108
                                                                                         ==============   ================

    LIABILITIES
    Noninterest-bearing deposits                                                         $      83,415    $        85,506
    Interest-bearing deposits                                                                  576,349            506,855
                                                                                         --------------   ----------------
         Total deposits                                                                        659,764            592,361
    Securities sold under agreements to repurchase                                              29,037             24,070
    Other borrowed funds                                                                        45,472             76,774
    Subordinated debentures                                                                     13,500             13,500
    Accrued liabilities                                                                         11,846             11,347
                                                                                         --------------   ----------------
              Total liabilities                                                                759,619            718,052

    SHAREHOLDERS' EQUITY
    Common stock ($1.00 stated value, 10,000,000 shares
      authorized; 2009 and 2008 - 4,642,748 shares issued)                                       4,643              4,643
    Additional paid-in capital                                                                  32,683             32,683
    Retained earnings                                                                           42,606             40,752
    Accumulated other comprehensive income (loss)                                                1,128                690
    Treasury stock at cost (2009 and 2008 - 659,739 shares)                                    (15,712)           (15,712)
                                                                                         --------------   ----------------
              Total shareholders' equity                                                        65,348             63,056
                                                                                         --------------   ----------------
                   Total liabilities and shareholders' equity                            $     824,967    $       781,108
                                                                                         ==============   ================